EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Monsanto Company’s Registration Statements on Form S-8 (Nos. 333-51316, 333-64076, 333-97871, 333-104855 and 333-114682) and on Form S-3 (No. 333-88542) of our report, dated November 1, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of: Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003; and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002) on the consolidated financial statements of Monsanto Company and subsidiaries, incorporated by reference in this annual report on Form 10-K of Monsanto Company for the year ended August 31, 2004.

/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
St. Louis, Missouri
November 2, 2004